AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is entered into effective as of December 31, 2008 (the “Effective Date”) by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries hereinafter referred to as “Company”), and Ronald W. Oakley (“Employee”). The Company and Employee may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of August 3, 2006 (the “Original Agreement”); and

WHEREAS, the Company and Employee desire to amend certain provisions of the Original Agreement and to restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Employment. The Company continues to employ Employee, and Employee hereby agrees to continued employment by the Company, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for earlier termination provided in Section 7 of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall end on February 28, 2011.

3. Employee’s Duties.

(a) During the Term, Employee shall serve as the Managing Director of Shaw Group UK Holdings with responsibility for European sales/business development activities, concentrating initially on Power Group opportunities, and support for operational activities, or such other similar position(s) with similar duties and responsibilities as may from time to time be assigned to Employee by the Chief Executive Officer of The Shaw Group Inc.

(b) Employee agrees to devote Employee’s full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any Person (as defined below)other than the Company during the Term; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company, subject in each case to the provisions set forth in the Company’s Code of Conduct or similar guidelines. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation, limited or general partnership, limited liability company, joint venture, association, trust or other entity or organization, whether or not a legal entity. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

4. Compensation.

(a) For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary (“Base Compensation”) of $600,000 per annum, payable in accordance with the Company’s customary pay periods and subject to tax and other customary withholdings. The amount of Employee’s Base Compensation will be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee’s Base Compensation, that increased amount shall thereafter be the Base Compensation for the purposes of this Agreement. Employee’s Base Compensation, as increased from time to time, may not be decreased unless agreed to by Employee in writing. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term.

(b) Annual Bonus. During the Term, Employee will be eligible to participate in Company’s discretionary management incentive plan as established by the Board (as the same may be amended from time to time), with an annual performance bonus range of 25-200% of Employee’s bonus target (the “Bonus Target”), which Bonus Target shall initially be an amount equal to 75% of Employee’s Base Compensation. The Bonus Target may be adjusted annually. Notwithstanding the foregoing, Employee’s annual performance bonus shall be not less than 25% of Employee’s Base Compensation each contract year. Annual bonus payments will be subject to tax and other customary withholdings.

(c) Long Term Incentives.

(i) Employee will be eligible to participate in the Company’s discretionary Long Term Incentive (defined below) plan(s) as established by the Board (as the same may be amended from time to time), subject to the terms and conditions of the applicable plan(s). The overall target value of the annual Long Term Incentive grants to Employee on the date of grant will be not less than 100% of Employee’s Base Compensation each contract year.

(ii) All Long Term Incentive awards that are to be settled by the delivery of shares are subject to shareholders’ approval of shares to be allocated to the Company’s Long Term Incentive plan(s) and are granted under the strict purview of the Compensation Committee of the Board.

(iii) Long Term Incentive awards will be determined utilizing the valuation methodology used for other similarly situated executive officers of the Company.

(iv) Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, in the event that this Agreement is terminated by Employee pursuant to Section 7(a)(ii), (iv) or (v) or by the Company pursuant to Section 7(a)(iii)(A) (other than for Misconduct) or (iii)(D), Employee shall have not less than one year from the date of such vesting in which to exercise all Long Term Incentives granted to Employee by the Company on or before the Date of Termination (including any Long Term Incentives that become vested pursuant to Section 7 of this Agreement); provided that in no event shall such one year period extend the vesting period for any Long Term Incentives beyond the date that is 10 years from the date of grant of such Long Term Incentives.

5. Additional Benefits. In addition to the compensation provided for in Section 4, Employee shall be entitled to the following:

(a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of Employee’s duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

(b) Vacation. Employee shall be entitled to four weeks of vacation per year, without any loss of compensation or benefits.

(c) General Benefits. Employee shall be entitled to participate in (i) the various employee benefit plans or programs provided to employees of the Company in general, including, but not limited to, health (including ExecuCare), dental, disability, accident, and life insurance plans and 401k plans and (ii) the Flexible Perquisites Plan, which provides Employee an amount equal to 4% of Employee’s Base Compensation in each calendar year in lieu of customary perquisite benefits. Benefits are subject to the eligibility requirements with respect to each of such benefit plans or programs. Nothing in this Section 5(c) shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5(c), provided the change similarly affects all executive officers of the Company that are similarly situated.

6. Confidentiality; Nonsolicitation and Noncompete.

(a) Employee hereby acknowledges that the Company possesses certain Confidential Information (defined below) that is peculiar to the businesses in which the Company is or may be engaged. Employee hereby affirms that such Confidential Information is the exclusive property of the Company and that the Company has proprietary interests in such Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean any and all information of any nature and in any form that at the time or times concerned is not generally known to Persons (other than the Company) that are engaged in businesses similar to that conducted or contemplated by the Company (other than by the act or acts of an employee not authorized by the Company to disclose such information) which may include, without limitation, the Company’s existing and contemplated products and services; the Company’s purchasing, accounting, marketing and merchandising methods or practices; the Company’s development data, theories of application and/or methodologies; the Company’s customer/client contact and/or supplier information files; the Company’s existing and contemplated policies and/or business strategies; any and all samples and/or materials submitted to Employee by the Company; and any and all directly and indirectly related records, documents, specifications, data and other information with respect thereto. For the purposes of this Agreement, “Confidential Information” shall not include (i) information, knowledge or data that, through no fault of Employee, becomes publicly available or (ii) information, knowledge or data acquired from, or published by, third parties that have no direct or indirect confidentiality obligation to the Company. Employee further acknowledges by signing this Agreement that the Company has expended much time, cost and difficulty in developing and maintaining the Company’s customers.

(b) Employee shall (i) use the Confidential Information solely for the purpose of performing Employee’s duties on behalf of the Company and for no other purpose whatsoever, (ii) not, directly or indirectly, at any time during or after Employee’s employment by the Company, disclose Confidential Information to any other Person (except to the Company’s officers in connection with Employee’s duties on behalf of the Company) or use or otherwise exploit Confidential Information to the detriment of the Company, and (iii) not lecture on or publish articles with respect to Confidential Information without the prior written approval of the General Counsel of the Company. In the event of a breach or threatened breach of the provisions of the Section 6(b), the Compnay shall be entitled, in addition to any other remedies available to the Company, to an injuction restraining Employee from disclosing such Confidential Information.

(c) Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items that have or thereafter come into the possession of Employee that contain any Confidential Information; provided, however, that the Company will provide Employee reasonable access to such Confidential Information to the extent required by Employee in connection with the defense of any cause of action, dispute, proceeding or investigation made or initiated against Employee by any Person other than the Company related to the employment of Employee by the Company or the performance by Employee of its duties and responsibilities in the course of such employment.

7. Termination

(a) This Agreement may be terminated prior to the expiration the Term only under the terms and conditions set forth below:

(i) Resignation (other than for Good Reason). Employee may resign his position at any time, including by reason of retirement, by providing written notice of resignation to the Company. In the event of such resignation, except in the case of resignation for Good Reason (as defined in Section 7(a)(iv) below), this Agreement shall terminate on the Date of Termination (defined in Section 7(c) below), and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any Base Compensation and General Benefits (e.g., unused vacation, unreimbursed business expenses, etc.) accrued and unpaid as of the Date of Termination.

(ii) Death. If Employee’s employment is terminated due to his death, the Company shall pay to Employee’s surviving spouse or estate, subject to tax and other customary withholdings, not later than 30 days after Employee’s death, (A) any Base Compensation and General Benefits accrued and unpaid as of the date of Employee’s death, and (B) a lump sum amount, in cash, equal to to the cost for Employee to obtain one (1) year of health and dental insurance benefits covering Employee’s surviving spouse and dependents that are substantially similar to those that Employee’s surviving spouse and dependents were receiving immediately prior to Employee’s death. Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee, as of the date of Employee’s death, shall also become immediately and totally vested in any and all Long Term Incentives granted to Employee by the Company prior to the Date of Termination that have not previously vested in full. After all payments, benefits and vesting of Long Term Incentives specified under this Section 7(a)(ii) have been paid or performed, this Agreement shall terminate and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement.

(iii) Discharge.

(A) The Company may terminate Employee’s employment for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 7(b).

(B) In the event that Employee’s employment is terminated during the Term by the Company for any reason other than Employee’s Misconduct or Disability (both as defined below), the following shall occur:

(I) the Company shall pay to Employee, within fifteen (15) days following the date of termination, (x) a lump sum amount, in cash equal to the product of (1) the sum of (a) Employee’s Base Compensation as in effect immediately prior to the Date of Termination, plus (b) the highest annual bonus paid by the Company to Employee during the most recent two years immediately prior to the Date of Termination, multiplied by (2) the remaining portion of the Term (by way of example, if the Term of Employee’s employment expires 2 1/2 years after the Date of Termination, Employee’s Base Compensation should be multiplied by 2.5), and (y) a lump amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the earlier to occur of (1) the date that is 18 months following the Date of Termination and (2) February 28, 2011, disability, accident and group health insurance benefits (“Welfare Benefits”) covering Employee (and, as applicable, Employee’s spouse and dependents) that are substantially similar to those that Employee (and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and

(II) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall be considered as immediately and totally vested in any and all Long Term Incentives previously granted to Employee by Company or its subsidiaries.

(C) Notwithstanding anything to the contrary in this Agreement, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any Base Compensation and General Benefits accrued and unpaid through the Date of Termination. As used herein, “Misconduct” means:

(I) any willful breach or habitual neglect of duty or Employee’s material and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) after written notice to Employee which specifies the alleged breach, negligence or failure and thirty days to cure;

(II) the misappropriation or attempted misappropriation of a material business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company, after written notice to Employee which specifies the alleged misappropriation or attempted misappropriation;

(III) the intentional misappropriation or attempted misappropriation of any of the Company’s funds or property; or

(IV) (x) conviction of a felony offense, or (y) engaging in conduct involving fraud or dishonesty, provided that in the event of (y) the Company will provide notice to the Employee that specifies the conduct and the Employee shall be provided 30 days to respond to such notice.

(D) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for one hundred twenty (120) consecutive calendar days as a result of Employee’s incapacity due to a Disability, Employee’s employment may be terminated by the Company. For the purposes of this Agreement, a “Disability” shall exist if:

(I) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(II) Employee is, by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

If Employee is terminated pursuant to this Section 7(a)(iii)(D), Employee shall not be entitled to further compensation pursuant to this Agreement, except that (x) the Company shall (1) not later than 15 days after the Date of Termination, pay to Employee any Base Compensation and General Benefits accrued and unpaid as of the Date of Termination, (2) for the 12 month period beginning with the Date of Termination, pay to Employee monthly the amount by which Employee’s monthly Base Compensation as in effect immediately prior to the Date of Termination exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; and (3) not later than 15 days after the Date of Termination, pay to Employee a lump amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the earlier to occur of (a) the date that is 18 months following the Date of Termination and (b) February 28, 2011, health and dental insurance benefits that are substantially similar to those that Employee (and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and (y) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall become immediately and totally vested in any and all Long Term Incentives granted to Employee by Company prior to the Date of Termination that have not previously vested in full.

(iv) Resignation for Good Reason. Employee shall be entitled to terminate Employee’s employment for Good Reason (as defined herein). If Employee terminates Employee’s employment for Good Reason Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent:

(A) any material diminution of, or adverse alteration to, Employee’s title, position or duties (other than in connection with the termination of Employee for Misconduct or Disability in accordance with the terms of this Agreement), including no longer serving as the Managing Director of Shaw Group UK Holdings;

(B) any material diminution of Employee’s Base Compensation; or

(C) any other material breach by the Company of its obligations under this Agreement;

provided, however, Employee shall provide written notice notice (a “Good Reason Notice”) to the Company of the initial existence of the condition causing the change in terms or status no more than 90 days after Employee becomes aware that the change in terms or status has occurred, and the Company shall have 30 days after receipt of the Good Reason Notice to resolve the issue causing the change in terms or status to the reasonable satisfaction of both Parties. If the Company resolves such issue to the reasonable satisfaction of both Parties, then Employee’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

(v) Resignation for Corporate Change. Employee shall be entitled to terminate Employee’s employment for a Corporate Change (as defined herein), but only if Employee gives notice of Employee’s intent to terminate employment within 90 days following the effective date of such Corporate Change (provided that, notwithstanding the foregoing, the Notice of Termination may not be given later than February 13th of the year following the year in which the right to terminate this Agreement pursuant to Section 7(a)(v) accrues). If Employee terminates employment for a Corporate Change, Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Corporate Change” means a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company.

(A) A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of Section 7(v)(B).

(B) Notwithstanding that the Company has not undergone a change in ownership under Section 7(v)(A), a “change in effective control” of the Company occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment for election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 7(v)(B), the term “ company” refers soley to the relevant corporation identified in the opening paragraph of this Agreement, for which no other corporation is a majority shareholder.

(C) A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have total gross fair market value equal to or more than 75% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Notice of Termination. Any purported termination of Employee’s employment by the Company under Section 7(a)(iii), or by Employee under Section 7(a)(i), (iv) or (v) shall be communicated by written Notice of Termination to the other Party in accordance with Section 11 . For purposes of this Agreement, a “Notice of Termination” shall mean a notice that (i) in the case of termination by the Company, shall set forth in reasonable detail the reason for such termination of Employee’s employment and the Date of Termination, or (ii) in the case of resignation by Employee shall, said notice must specify in reasonable detail the basis for such resignation and the Date of Termination. A Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. A Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be considered effective only after 30 days have elapsed since Employee delivered the applicable Good Reason Notice and the Company has failed to resolve the issue causing the change in terms or status to the reasonable satisfaction of both Parties during such 30 day period. Any purported termination for which a Notice of Termination is required that does not materially comply with this Section 7(b) shall not be effective.

(c) Date of Termination, Etc. The “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 calendar days, but not more than 45 calendar days following the date the Notice of Termination is given. Notwithstanding anything herein to the contrary, if a Notice of Termination is given pursuant to Section 7(a)(v), then the Date of Termination may not be later than February 28th of the year following the year in which the right to terminate this Agreement pursuant to Section 7(a)(v) accrues. In the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect Employee’s personal belongings under the Company’s supervision) prior to the Date of Termination. Employee shall not be expected to provide further services after the Date of Termination.

(d) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 7(a)(iii) (B).

(e) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross-up” such payment so that Employee is in the same “net” after-tax position Employee would have been if such payment and gross-up payments had not constituted Excess Parachute Payments. No payment of a gross up shall occur until the first business day occurring after the date that is six months after the Date of Termination. Payment of the gross up will be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.

8. Non-Compete.

(a) No Other Activities. Employee agrees that during the Term, he shall not, directly or indirectly, represent or otherwise engage in or participate in, the business or ventures of any Person other than the Company, without first obtaining the written consent of the Company. Employee further agrees that during the Term, he shall not, directly or indirectly, solicit or attempt to solicit any products or agreements for the purpose of using the products or agreements in the formation of a business outside of the Company, regardless of whether any such products or the subject of such agreements are then being handled by the Company.

(b) Non-Disclosure. Employee further agrees that he will not, during or after the Term, disclose to any Person the names and addresses of any past or present customers, or prospective customers, of the Company, any of their methods or practices of obtaining business, their trade secrets, consultant contracts and the details thereof, their pricing policies, their operational methods, their marketing plans or strategies, their business acquisition plans and all other information pertaining to the business of the Company that is not publicly available. Employee agrees to keep all information gained as a result of his relationship with the Company on a confidential basis and shall not disclose that information to anyone not authorized by the Company to receive information. If Employee should voluntarily cease either to be an employee of the Company he hereby expressly agrees that, for a period of six (6) months following termination of his employment, he shall not assist any competitor or prospective competitor located in the territories serviced by the Company during his employment, in any way detrimental to the Company, through the use of any information gained as a result of his employment with the Company. Employee agrees that all computer programs, print-outs, customer lists, methods, forms, systems and procedures used by the Company constitute the exclusive property and will remain the exclusive property of the Company and agrees that he will not disclose any of these matters without the prior written permission of the Company.

(c) Non-Compete, Non-Solicitation, etc. In further consideration of the other terms and provisions of this Agreement, and to protect the vital interests of the Company, upon termination of his employment, for a period of six (6) months if Employee voluntarily resigns or is terminated for cause, Employee agrees and binds himself that he shall not, directly or indirectly, or as a member, shareholder, officer, director, consultant or employee of any other person or entity, compete with the Company or own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or become employed by, consult or advise, or be connected in any manner with any business or activity which is in actual, direct or indirect competition or anticipated competition with the Company within those counties, parishes, municipalities or other places listed in any Attachment annexed hereto and made a part hereof, so long as the Company carries on the business presently conducted by the Company, being the supply of industrial piping systems for new construction and retrofit projects, which includes design and engineering services, piping system fabrication, manufacturing and sale of specialty pipe fittings, design and fabrication of pipe support systems and industrial and commercial engineering, construction and maintenance and environmental remediation activities. Not by way of limitation or exclusion, Employee shall not, within the aforesaid locations and during the aforesaid time period, call upon or solicit, any customers or distributors of the Company with whom the Company had any dealings during the period of Employee’s employment hereunder or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or interfere with or attempt to interfere with any officers, employees, distributors, representatives or agents of the Company or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company. Employee acknowledges and agrees that any breach of the foregoing covenant not to compete would cause irreparable injury to the Company and that the amount of injury would be impossible or difficult to fully ascertain. Employee agrees that the Company shall, therefore, be entitled to obtain an injunction restraining any violation, further violation, or threatened violation of the covenant not to compete hereinabove set forth, in addition to any other remedies that the Company may pursue.

(d) Duration. If any period referred to in any of this Section 8 shall be finally determined by a court to exceed the maximum period which is permissible by applicable law, the said period shall be reduced to the maximum period permitted by such law.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives granted by the Company (including the initial grant of Long Term Incentives granted pursuant to the Original Agreement).

10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

11. Notice. For the purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or similar courrier addressed (a) to the Company, at its principal office address, directed to the attention of the Board with a copy to the Corporate Secretary of the Company and (b) to Employee at Employee’s residence address on the records of the Company and to Employee’s counsel Brian S. Cousin, Esq., Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018, or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

12. Severability. In the event that one or more of the provisions set forth in this Agreement shall for any reason be held to be invalid, illegal, overly broad or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, overly broad or unenforceable provisions had never been contained therein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the Parties would not have entered into the Agreement without such provision.

13. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason under Section 7(a)(iv); provided, that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid that executes and delivers the Agreement provided for in this Section 13 or that otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees.

14. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an authorized officer of the Company.

(b) No waiver by either Party hereto at any time of any breach by the other Party of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) This Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those that are set forth expressly in this Agreement

(d) THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.

(e) Notwithstanding anything herein to the contrary, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance of general applicability thereunder and shall at all times be interpreted in accordance with such intent such that amounts credited under this Agreement shall not be taxable until such amounts are distributed in accordance with the terms of this Agreement. In the event that Employee is a “specified employee” at the Date of Termination, any amounts that are considered nonqualified deferred compensation for purposes of Internal Revenue Code Section 409A and that are distributable because of a separation from service shall be delayed until the first business day occuring after the date that is six months after the Date of Termination. Any provision of this Agreement to the contrary is without effect.

(f) Reimbursements provided for under this Agreement shall be provided in accordance with policies of the Company established from time to time.

(g) The Company agrees that it shall continue to indemnify and provide rights of advancement to Employee for its actions in the ordinary course of business on behalf of the Company (or its subsidiary, Shaw Group UK Holdings) to the same extent that Employee was so indemnified or provided rights of advancement prior to the Effective Date as an officer of the Company under and pursuant to the Company’s Articles of Incorporation and/or By-Laws.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Arbitration. Either Party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Baton Rouge, Louisiana in accordance with the rules of the American Arbitration Association then in effect. If the Parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each Party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on December 31, 2008 effective for all of the Effective Date.

THE SHAW GROUP INC.

By: /s/ Clifton S. Rankin

Clifton Scott Rankin General Counsel and Corporate Secretary

EMPLOYEE:

Name: /s/ Ronald W. Oakley
Ronald W. Oakley